Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC'S NET INCOME FOR FISCAL YEAR 2005 INCREASES 20%
ON STRONG SAME-STORE SALES

Company Marks Year's Significant Milestones in Drive-in Count, Performance

OKLAHOMA CITY (October 12, 2005) - Sonic Corp. (NASDAQ/NM: SONC), the nation's largest chain of drive-in restaurants, today reported record results for its fiscal year and fourth quarter ended August 31, 2005, with all key aspects of the company's performance in line with earlier guidance for the periods. Highlights of the report included:

•	Net income for fiscal 2005 rose 20% to $75.4 million from $63.0 million in fiscal 2004. Net income for the fourth quarter increased 13% to $24.0 million.

•	On a diluted per share basis, 2005 net income increased 19% to $1.21 compared with $1.02 last year. For the quarter, earnings per diluted share increased 15% to $0.39.

•	Total revenues for fiscal 2005 increased 16% to $623.1 million from $536.4 million last year. Total revenues for the quarter increased 13% to $180.6 million.

•	For the year, same-store sales increased 6.0% system-wide and 7.4% for partner drive-ins. For the quarter, same-store sales increased 4.4% system-wide and 4.5% for partner drive-ins.

•	175 drive-ins opened during fiscal 2005, consisting of 138 franchise drive-ins and 37 partner drive-ins. During the fourth quarter, 69 new Sonic Drive-Ins opened, including 55 by franchisees.

"The fourth quarter culminated our most successful year ever, with landmark events marking several areas of our business," said Clifford Hudson, Chairman, Chief Executive Officer and President. "Our development program continued to expand the reach of our chain aggressively as we surpassed the 3,000 drive-in mark. We posted strong sales growth throughout fiscal 2005 - our nineteenth consecutive year of higher same-store sales, reflecting the success of sales-driving strategies that have helped create attractive gains in our business across all day parts. This solid sales momentum also continued to increase average unit volumes - breaking the $1 million level on a system-wide basis for the first time in our history, and pushed profits per drive-in for our operators significantly higher this year to a record amount. This, in turn, provides a compelling incentive for further drive-in expansion and has helped our partners offset higher utility costs and ongoing investments in store-level operations.

"Equally important, these trends underscore the foundation we have in place for continued progress with our brand and our business over the coming year," Hudson added. "Solid sales momentum continued during September and early October, as estimated system-wide same-store sales were within our long-term target range of a 2% to 4% increase. This fundamental strength is very gratifying, especially when you take into account the disruptions we experienced in some of our markets due to Hurricanes Katrina and Rita."

Sonic's system-wide same-store sales increased 4.4% during the fourth quarter and 6.0% for the year on top of 8.8% and 6.5%, respectively, for the year-earlier periods. Partner drive-ins continued to outperform franchise drive-ins, with same-store sales rising 4.5% for the fourth quarter and 7.4% for the fiscal year. Same-store sales in developing markets also maintained their strong pace, surpassing core market growth with an increase of 6.9% for the quarter and 7.4% for the year. This was the seventh consecutive quarter that partner drive-ins and developing markets registered this superior performance.

Highlighting Sonic's strategies to drive sales, Hudson outlined three key elements underlying their success. First, Sonic has continued to increase media expenditures, with emphasis on national cable advertising. In fiscal 2005, media expenditures totaled $125 million and are expected to increase in fiscal 2006 to approximately $140 million. The network cable portion of these expenditures, which has been particularly successful in driving sales in developing markets, will again represent approximately one-half of total media expenditures in 2006. Second, Sonic has maintained a strong focus on new product news, which helps the company remain relevant and compelling to consumers. New product news will continue to play a prominent role in Sonic's promotional strategy in future months. Lastly, the company continues to expand its business in non-traditional day parts, particularly the morning, afternoon and evening periods. Sonic expects that these initiatives will remain an important catalyst for solid same-store sales growth going forward.

Another key initiative for Sonic in fiscal 2005 was the continuation of its "Zap the Gap" program, which, with greater sales and profit incentives, has proven successful in enhancing the performance of partner drive-ins and supporting increased investments that boost drive-in level efficiency. Also, sales across the Sonic system are benefiting from the company's recently implemented "PAYS" program (credit card terminals at each drive-in stall), which is helping to increase average check amounts and improve speed of service for credit-card orders. The PAYS program was fully implemented at partner drive-ins earlier this year. As of September 30, 2005, approximately 40% of Sonic's franchise drive-ins had implemented the PAYS system, keeping the company firmly on track to achieve its objective of system-wide roll-out of PAYS by the end of calendar year 2006.

Sonic opened 69 new drive-ins during the fourth quarter, bringing the total for the year to 175 compared with 188 opened in fiscal 2004. New drive-in openings by Sonic's franchisees of 55 for the fourth quarter fell just shy of the record 57 openings in a single quarter. Management recognizes that the recent Gulf hurricanes have the potential to impact new drive-in development over the near term, as the availability of construction materials has become scarce in many areas and costs have increased significantly. These factors will likely have a constraining effect on new drive-in openings for at least the next six months. Accordingly, Sonic is lowering slightly its projected system drive-in openings for fiscal 2006 to between 180 and 190 until the company is able to assess more completely the effect of the hurricanes on new drive-in development. Of this revised number, franchisees are expected to open approximately 150 to 160 new drive-ins, and the balance will be partner drive-ins.

Concluding, Hudson added, "We remain excited about the outlook for continued growth of our brand in the coming year and optimistic that we have the foundation and strategies in place to extend our strong record of success in the face of higher prices at the gasoline pump and increased competition for the consumer's dollar. It is gratifying to see that the particularly brisk sales we posted at drive-ins bordering the impact areas of recent hurricanes - and the strong sales we witnessed at many of our drive-ins as they reopened following area evacuations - have helped blunt the effect of temporary closures associated with those storms. We think this resilient strength shows that fundamentally our brand remains very strong and that it is well positioned for continued growth in the coming year."

Looking ahead, Sonic expects diluted earnings per share of $0.28 to $0.30 for the first fiscal quarter of 2006 that ends on November 30, 2005 (exclusive of a charge for expensing stock options, as discussed later). Sonic's outlook for the first quarter is based on the following assumptions:

•
Total revenue growth of between 12% and 14% for the quarter. This growth rate reflects the slightly negative impact from largely temporary drive-in closings during the quarter because of the landfall of Hurricanes Katrina and Rita. Factors expected to contribute to this revenue growth include:

o
Same-store sales growth in the range of 2% to 4%, driven by the ongoing installation of Sonic's PAYS program in franchise drive-ins, new product news, continued penetration of non-traditional day parts, including the morning, afternoon and evening day parts, and increased media expenditures.

o	The acquisition of 15 franchise drive-ins effective September 1.

o	The opening of between 35 and 40 new drive-ins (including 30 to 35 franchise drive-ins).

o
Growth in the company's franchising income, which includes both franchise fees and franchise royalties, of approximately $2.0 to $2.5 million, reflecting the impact of additional drive-ins and higher volumes based on the company's unique ascending royalty rate. Since this incremental income has relatively less associated cost, it will once again be a major factor in driving the company's earnings in fiscal 2006.

•
Relatively flat restaurant-level margins. Food costs are expected to decline slightly, as a percentage of sales, in the first quarter. The leverage of higher volumes is expected to benefit labor costs, partially offsetting continued pressure on operating expenses that are being negatively affected by higher utility costs resulting from increased energy prices.

•	Ongoing leverage from the bottom part of the income statement, with corporate overhead expenses growing in the 10% to 12% range, excluding the impact of expensing stock options.

•
An increase in depreciation and amortization expense in the range of 16% to 18% over the prior year. Of this increase, approximately 7 percentage points are related to a one-time reduction in the estimated remaining life of certain assets related to the retrofit of partner drive-ins in the late 1990s.

•
Capital expenditures of $75 million to $80 million for the year, including the cost of increased partner drive-in development as well as higher expenditures for drive-in remodels, relocations, and new equipment.

•
Continued significant growth in cash flow from operations, which is expected to be used in the first and future quarters to fund capital expenditures and, on an opportunistic basis, to repurchase company stock. Sonic recently increased and extended its stock repurchase authorization to $150 million, up from $60 million previously. During September, the company repurchased approximately $33.9 million of common stock, leaving an authorization of approximately $73.8 million for the remainder of fiscal year 2006.

The company will adopt Statement of Financial Accounting Standards 123R, "Share-Based Payment," (FAS 123R) beginning with its first fiscal quarter of 2006. While the company continues to evaluate various aspects of implementation, it is expected to have the following general effects:

•	The projected impact of adopting this standard will be additional expense of approximately $2 million in selling, general and administrative expense during the first fiscal quarter of 2006.

•
Sonic's tax rate is expected to increase based on the expensing of stock options. Under the guidance of FAS 123R, only the portion of stock option expense expected to result in a future tax deduction is considered deductible for tax accounting purposes. Sonic currently estimates the tax benefit from stock options will be approximately 25% of the amount expensed. Accordingly, the company expects its income tax rate to increase from approximately 36.5% in fiscal year 2005 to the range of 37.5% to 38.0% for fiscal year 2006.

•
The net impact of expensing stock options is expected to result in approximately a $0.02 per share reduction in earnings for the first fiscal quarter of 2006 versus earnings that would have been reported under the previous method of accounting for stock options.

A listen-only simulcast of Sonic's fourth quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, October 13, 2005. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until November 13, 2005.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has over 3,000 drive-ins coast to coast and in Mexico, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening or reopening drive-ins because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

SONIC CORP. Summary Unaudited Financial Highlights (In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2005	2004	2005	2004
Revenues	$180,573	$160,201	$623,066	$536,446
Income from operations	39,346	34,830	124,206	106,114
Net income	24,040	21,324	75,381	63,015
Net income per share - diluted	0.39	0.34	1.21	1.02
Weighted average shares - diluted	61,836	61,902	62,431	61,654

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2005	2004	2005	2004
Drive-Ins in operation:
Partner Drive-Ins:
Total at beginning of period	561	508	539	497
Opened	14	9	37	21
Acquired from (sold to) franchisees	(1)	22	(1)	21
Closed	–	–	(1)	–
Total at end of period	574	539	574	539
Franchise Drive-Ins:
Total at beginning of period	2,412	2,318	2,346	2,209
Opened	55	56	138	167
Acquired from (sold to) company	1	(22)	1	(21)
Closed (net of reopening)	(3)	(6)	(20)	(9)
Total at end of period	2,465	2,346	2,465	2,346
System-wide:
Total at beginning of period	2,973	2,826	2,885	2,706
Opened	69	65	175	188
Closed (net of reopening)	(3)	(6)	(21)	(9)
Total at end of period	3,039	2,885	3,039	2,885

Core markets	2,165	2,059	2,165	2,059
Developing markets	874	826	874	826
All markets	3,039	2,885	3,039	2,885

Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2005	2004	2005	2004

Sales Analysis
Partner Drive-Ins:
Total sales	$151,325	$134,105	$525,988	$449,585
Average drive-in sales	268	256	957	886
Change in same-store sales	4.5%	10.6%	7.4%	7.8%
Franchise Drive-Ins:
Total sales	$707,983	$649,579	$2,474,133	$2,219,340
Average drive-in sales	292	280	1,039	983
Change in same-store sales	4.4%	8.5%	5.8%	6.2%
System-wide:
Change in total sales	9.6%	16.1%	12.4%	13.1%
Average drive-in sales	$288	$276	$1,023	$964
Change in same-store sales	4.4%	8.8%	6.0%	6.5%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$293	$283	$1,059	$1,004
Developing markets	276	256	934	861
System-wide change in same-store sales:
Core markets	3.5%	8.5%	5.6%	6.4%
Developing markets	6.9%	9.8%	7.4%	6.8%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2005	2004	2005	2004
Income Statement Data
Revenues:
Partner Drive-In sales	$151,325	$134,105	$525,988	$449,585
Franchise Drive-in sales:
Franchise royalties	25,883	23,336	88,027	77,518
Franchise fees	1,721	1,721	4,311	4,958
Other	1,644	1,039	4,740	4,385
	180,573	160,201	623,066	536,446
Costs and expenses:
Partner Drive-Ins:
Food and packaging	39,046	35,347	137,845	118,073
Payroll and other employee benefits	45,446	40,196	159,478	135,880
Minority interest in earnings of Partner Drive-Ins	6,289	6,338	21,574	19,947
Other operating expenses	29,968	25,083	103,009	84,959
	120,749	106,964	421,906	358,859

Selling, general and administrative	10,984	10,152	40,746	38,270
Depreciation and amortization	9,494	8,255	35,821	32,528
Provision for impairment of long-lived assets	–	–	387	675
	141,227	125,371	498,860	430,332

Income from operations	39,346	34,830	124,206	106,114

Interest expense	1,471	1,860	6,418	7,684
Interest income	(115)	(326)	(633)	(1,306)
Net interest expense	1,356	1,534	5,785	6,378
Income before income taxes	37,990	33,296	118,421	99,736
Provision for income taxes	13,950	11,972	43,040	36,721
Net income	$24,040	$21,324	$75,381	$63,015

Net income per share:
Basic	$0.40	$0.36	$1.26	$1.06
Diluted	$0.39	$0.34	$1.21	$1.02
Weighted average shares used in calculation:
Basic	59,509	59,598	59,995	59,314
Diluted	61,836	61,902	62,431	61,654

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2005	2004	2005	2004
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.8%	26.4%	26.2%	26.3%
Payroll and employee benefits	30.0	30.0	30.3	30.2
Minority interest in earnings of Partner Drive-Ins	4.2	4.7	4.1	4.4
Other operating expenses	19.8	18.7	19.6	18.9
	79.8%	79.8%	80.2%	79.8%

	August 31,	August 31,
	2005	2004
	(In thousands)
Balance Sheet Data
Total assets	$563,316	$518,633
Current assets	35,249	34,583
Current liabilities	65,342	49,120
Obligations under capital leases, long-term debt,
and other non-current liabilities	113,435	134,751
Stockholders' equity	384,539	334,762